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                                                                     Exhibit 8.1

                                                                    May 12, 1999

BEC Energy and NSTAR
800 Boylston Street
Boston, Massachusetts 02199

  Re: Certain Federal Income Tax Consequences in Connection with the
      Acquisition of BEC Energy and Commonwealth Energy Systems by NSTAR

Ladies and Gentlemen:

   We have acted as counsel to BEC Energy, a Massachusetts business trust ("BEC"), and BEC Acquisition LLC, a Massachusetts limited liability company ("BEC LLC"), in connection with the contemplated merger of BEC LLC with and into BEC pursuant to an Agreement and Plan of Merger among BEC, BEC LLC, Commonwealth Energy System, a Massachusetts business trust ("CES"), CES Acquisition LLC, a Massachusetts limited liability company ("CES LLC"), and NSTAR, a Massachusetts business trust ("NSTAR"), dated as of December 5, 1998 (as amended, the "Merger Agreement"), which also provides for the merger of CES LLC with and into CES. Immediately after the mergers provided for in the Merger Agreement (together the "Merger"), NSTAR will own all the outstanding stock of BEC and CES. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

   In rendering this opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4 filed by BEC, CES and NSTAR with the Securities and Exchange Commission (the "Registration Statement"), as amended, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinions below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the representations made to us by BEC, BEC LLC, CES, CES LLC and NSTAR in their respective tax certificates dated the date hereof are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time, and
(iii) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement.

   Subject to the assumptions and qualifications set forth herein and in the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences of the Merger", in our opinion, the exchange of BEC shares for NSTAR shares pursuant to the Merger Agreement, when considered with the exchange of CES shares for NSTAR shares, will be treated for federal income tax purposes as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the exchange of BEC shares for cash provided by BEC should constitute a redemption subject to Section 302 of the Code. Accordingly, the following material U.S. federal income tax consequences to BEC, BEC LLC, NSTAR and the shareholders of BEC who hold their shares as capital assets at the Effective Time will result from the Merger:

1. None of BEC, BEC LLC or NSTAR will recognize gain or loss as a result of the Merger.

2. BEC shareholders will recognize no gain or loss on the exchange of BEC common shares for NSTAR common shares in connection with the Merger.

3. The aggregate tax basis of the NSTAR common shares received by a BEC shareholder for BEC common shares will be the same as the aggregate tax basis of the BEC common shares surrendered by the shareholder for NSTAR common shares.
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4. The holding period of the NSTAR common shares received by a BEC shareholder will include the period during which the shareholder held the BEC common shares exchanged for NSTAR common shares.

5. BEC shareholders who receive only cash in the merger will be treated as having sold their BEC common shares surrendered for the cash. These shareholders will recognize gain or loss on those surrendered shares equal to the difference between the amount of the cash received and the tax basis of those surrendered shares.

6. BEC shareholders who receive in the merger cash in part and NSTAR common shares in part should be treated as having sold those BEC common shares surrendered for cash. These shareholders should recognize gain or loss on those shares surrendered for cash equal to the difference between the amount of such cash and the tax basis of those shares surrendered for cash.

7. Any gain or loss recognized on the exchange of BEC common shares for cash will be capital gain or loss. This capital gain or loss will be long-term if the holding period of such shares exceeds one year as of the date of the exchange. Capital gain or loss recognized on BEC shares with a holding period of a year or less will be short-term.

   Our opinion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. It should be noted that the legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinion expressed above. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

   We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and have assumed that all representations qualified "to the best of knowledge" or similarly is correct without such qualification. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

   This opinion is rendered for use in connection with the Merger, as described in the Registration Statement, and is not to be used, relied upon, circulated or quoted, in whole or in part, for any other purpose and shall not be referred to in any report or document furnished to any other party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Summary; Tax Consequences of the Merger" and "Material Federal Income Tax Consequences of the Merger" therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                             Very truly yours,

                                             /s/ Ropes & Gray

                                             Ropes & Gray

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